As filed with the Securities and Exchange Commission on August 9, 2012

Registration No. 333-44798

Registration No. 333-66670

Registration No. 333-89392

Registration No. 333-104219

Registration No. 333-142713

Registration No. 333-156334

Registration No. 333-159003

Registration No. 333-175833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-44798

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-66670

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-89392

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-104219

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-142713

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-156334

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-159003

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-175833

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUMAN GENOME SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3178468
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14200 Shady Grove Road Rockville, Maryland	20850-7464
(Address of Principal Executive Offices)	(Zip Code)

HUMAN GENOME SCIENCES, INC. EMPLOYEE STOCK PURCHASE PLAN

HUMAN GENOME SCIENCES, INC. NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

HUMAN GENOME SCIENCES, INC. SECOND AMENDED AND RESTATED STOCK INCENTIVE PLAN

HUMAN GENOME SCIENCES, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN

HUMAN GENOME SCIENCES, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

HUMAN GENOME SCIENCES, INC. 2000 STOCK INCENTIVE PLAN

(Full titles of the Plans)

William J. Mosher

Human Genome Sciences, Inc.

c/o GlaxoSmithKline plc

One Franklin Plaza

200 North 16th Street

Philadelphia, PA 19102

(215) 751-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Victor I. Lewkow, Esq. Benet O’Reilly, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 212-225-2000	Adam O. Emmerich, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 212-403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one:)

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE:

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 to Registration Statements on Form S-8 relate to the following Registration Statements of Human Genome Sciences, Inc., a Delaware corporation (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-44798, registering 13,804,454 shares of the Registrant’s common stock, $0.01 par value (“Common Stock”) under the Human Genome Sciences, Inc. 2000 Stock Incentive Plan and 250,000 shares of Common Stock and an indeterminate number of participation interests under the Human Genome Sciences, Inc. Employee Stock Purchase Plan;

•	Registration Statement No. 333-66670, registering 6,259,627 shares of Common Stock under the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan;

•	Registration Statement No. 333-89392, registering 6,413,920 shares of Common Stock under the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan;

•	Registration Statement No. 333-104219, registering 6,442,527 shares of Common Stock under the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan;

•

Registration Statement No. 333-142713, registering 150,000 shares of Common Stock under the Non-Employee Director Equity Compensation Plan and 500,000 shares of Common Stock and an indeterminate number of participation interests under the Human Genome Sciences, Inc. Employee Stock Purchase Plan;

•	Registration Statement No. 333-156334, registering 1,000,000 shares of Common Stock under the Human Genome Sciences, Inc. Employee Stock Purchase Plan;

•	Registration Statement No. 333-159003, registering 1,500,000 shares of Common Stock under the Human Genome Sciences, Inc. Amended and Restated Stock Incentive Plan; and

•	Registration Statement No. 333-175833, registering 5,000,000 shares of Common Stock under the Human Genome Sciences, Inc. Second Amended and Restated Stock Incentive Plan.

On August 2, 2012, pursuant to that certain Agreement and Plan of Merger dated July 16, 2012 (the “Merger Agreement”) by and among the Registrant, GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent”) and H. Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent, the Registrant became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on August 9, 2012.

HUMAN GENOME SCIENCES, INC.

By:	/s/ Chester Koczynski
Chester Koczynski
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chester Koczynski	President and Director
Chester Koczynski	(Principal Executive Officer)	August 9, 2012

/s/ Norman J. Vojir	Treasurer and Director
Norman J. Vojir	(Principal Financial and Accounting Officer)	August 9, 2012